CHEMBIO TO SPONSOR AIDS WALK NEW YORK 2011

MEDFORD, NY -- May 11, 2011 -- Chembio Diagnostics, Inc. (OTC.QB:CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, and is the only New York-based manufacturer of rapid HIV/AIDS testing products, announced today it will be taking an active role in the annual AIDS Walk New York on Sunday, May 15, 2011.  Not only is Chembio among the walk’s sponsors; company employees will also be participating in this historic walk to raise funds for AIDS research.

Lawrence Siebert, Chembio’s Chief Executive Officer, said, “When AIDS Walk New York began in 1986, AIDS was a death sentence.  Just getting tested was a stressful exercise, as it took days for the lab work to come back.  Now, thanks to hard work from some of the world’s best scientists, AIDS is treatable, and Chembio’s tests have reduced the time it takes to know one’s HIV status to a matter of minutes.  Someday, AIDS will be curable—until that happens, we’ll keep on walking.  We at Chembio are proud to be a part of it and we invite everybody to come join us on this historic walk.”

Mr. Siebert added, “Since last year’s AIDS Walk New York, Chembio has received regulatory approval from Brazil’s National Health Surveillance Agency to market our Dual Path Platform (DPP®) HIV 1/2 rapid test as well as our HIV 1/2 confirmatory rapid test for use with oral fluid, blood, serum or plasma samples, in that country.  The confirmatory test uniquely detects five different strains of HIV in a single point-of-care device.  We are proud to be on the forefront of efforts to reduce the time to diagnosis and improve the lives of those with this horrible disease.”

To learn more about Chembio and its fight against AIDS, please visit the link below to view a special video:   http://www.youtube.com/watch?v=kjhmniqxxHQ

About AIDS Walk New York
Since 1986, AIDS Walk New York has raised more than $116 million for HIV programs and services in the tri-state area, and has grown into the largest AIDS fundraising event in the world.  In 2010 alone, 45,000 participants, many of whom were members of 3,100 corporate and community teams, raised a record sum of over $5.6 million for GMHC and 39 other local AIDS service organizations.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere North America, Inc. (formerly Inverness Medical Innovations, Inc.).  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company:
Susan Norcott, (631) 924-1135 Ext. 125, snorcott@chembio.com

Public Relations:
The Investor Relations Group
Enrique Briz, 212-825-3210, ebriz@investorrelationsgroup.com